Exhibit 99.1

For Immediate Release:	March 18, 2014

Investor Relations Contact:	Investor and Media Relations Contact:
Marliese L. Shaw	Dena Hall
Senior Vice President, Investor Relations Officer	Senior Vice President, Marketing
860-291-3622	Community Relations
mshaw@rockvillebank.com	413-787-1292
dhall@bankatunited.com
Media Relations Contact:
Adam J. Jeamel
Vice President, Corporate Communications
860-291-3765 ajeamel@rockvillebank.com

Rockville Financial Inc. and United Financial Bancorp Inc. Receive

Regulatory Approvals for Merger

March 18, 2014 (Glastonbury, Conn./West Springfield, Mass): William H.W. Crawford IV, President and CEO of Rockville Bank and Rockville Financial, Inc., and Richard B. Collins, United Financial Bancorp, Inc.’s Chairman, President and Chief Executive Officer, today announced that the Connecticut Department of Banking has approved Rockville Bank’s application to merge with United Bank of West Springfield, Massachusetts.

Rockville Financial, Inc. and United Financial Bancorp, Inc. have now secured approvals from four of the five regulators they submitted applications to, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Connecticut Department of Banking. The Office of the Comptroller of Currency also informed both Companies that it does not intend to make any comments on the notice filed with it. The Massachusetts Board of Bank Incorporation application is still pending.

In November, Rockville and United publicly announced their strategic merger of equals, a stock-for-stock transaction valued at $369 million. The combined bank, which will be called United Bank, will create the largest community bank headquartered in the Hartford – Springfield market with nearly $5 billion in assets and top five deposit market share in each metropolitan statistical area.

“This continues to be an exciting and historic time for our two banks whose legacies of providing superior customer service and community giving goes back more than 100 years each,” said William H.W. Crawford, IV, President and CEO of Rockville Financial, Inc. and Rockville Bank. “As we look forward to our special shareholder meetings on April 8, teams from both banks are working very hard together to ensure this merger will result in the premier community bank in New England that will have greater scale, the best banking products and services with advanced banking technology and over 50 branches in Connecticut and Massachusetts. Based on our similar cultures and vision to be the best community bank, I am confident we will effectively meet these expectations by successfully creating a new United Bank that is a more efficient and competitive company and that delivers a return on investment for our shareholders.”

“This strategic merger of equals of two strong, like-minded independent community banks will establish a high-performing bank that does what we do best: provide superior customer service and deliver greater shareholder value to our investors,” said Richard B. Collins, United Financial Bancorp, Inc.’s Chairman, President and Chief Executive Officer. “Customers, shareholders and employees will benefit from what we set out to do when we announced this merger back in November: to position the new United Bank as an outperformer among other New England banks with the ability to compete, grow and become more profitable.”

Both United and Rockville have scheduled their respective special shareholder meetings for April 8, 2014 when shareholders will be asked to give their final approval of the merger.

About Rockville Financial Inc.

Rockville Financial, Inc. is the parent company of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford, New Haven and New London counties in Connecticut. Rockville Financial and United Financial Bancorp, Inc. (United Bank) of West Springfield, Massachusetts, announced a strategic merger of equals on November 15, 2013, still pending regulatory and shareholder approval. Rockville Bank recently opened a full-service banking branch in Hamden, Conn., and announced plans to open a retail branch in North Haven, Conn., later this year. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download Rockville Financial, Inc.’s investor relations app on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and 2 express drive-up branches in the Springfield region of Western Massachusetts; 7 branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties. The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.